EXHIBIT 99.1


 Contact   Carlton E. Turner                              Thomas Redington
           Chief Executive Officer                        Redington, Inc.
           Carrington Laboratories, Inc.                  203/222-7399
           972/518-1300 or 800/527-5216                   212/926-1733


  CARRINGTON SUBSIDIARY TO MANUFACTURE LINE OF POLYMER-BASED ORAL PRODUCTS
                      UNDER FIVE-YEAR SUPPLY  AGREEMENT


   IRVING, TX JAN 27 -- A wholly-owned subsidiary of Carrington Laboratories, Inc. (Nasdaq: CARN) signed a five-year agreement to manufacture a line of proprietary polymer-based oral technology products, including dentures for closely-held Miradent Products of Costa Rica, SA .

   The value of the products shipped during the first three years of the agreement is estimated to be about $5 million. Carrington's subsidiary, Sabila Industrial, SA, will receive a fixed transfer price per unit delivered to Miradent for export.

   Under terms of the agreement, Miradent will pay all costs of equipment, installation, training, and provide release specifications. It will also advance $80,000.00 to build a warehousing area within Sabila's facility in the duty free zone.

   Miradent will assume all responsibilities and liabilities for the products upon receipt of the goods from Sabila. Sabila will provide management and manufacturing services for the Miradent product line within its ISO 9000 and cGMP approved production facility in Liberia, Guanacaste, Costa Rica.

   "The supply agreement underscores the versatility of our technology, systems and management expertise," said Carlton E. Turner, PhD, chief executive officer of Carrington. "This expansion of our oral technology program fits into one of our core goals; moreover, it will contribute to our top line and improve manufacturing variances."

   "We are pleased with this agreement we have entered into with Sabila, a Carrington subsidiary, for the production of oral technology products," said William Utz, president of Miradent. "It has an excellent organization and outstanding technical staff. Sabila's capabilities enable us to protect our intellectual property and produce our products for domestic and export in an ISO 9000 and cGMP-approved facility within a secure and duty free zone area."

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 About Carrington

 Carrington Laboratories, Inc., is an ISO 9001-certified, research-based biopharmaceutical and consumer products company currently utilizing naturally-occurring polymeric carbohydrates to manufacture and market products for mucositis, radiation dermatitis, wound and oral care as well as to manufacture and market the nutraceutical raw material Manapol[R] and cosmetic raw material Hydrapol[TM]. Carrington also manufactures and markets consumer products under the AloeCeuticals[R] brand and manufactures quality products for other companies. Manufacturing operations comply with cGMP standards. The Company's DelSite Biotechnologies subsidiary is developing its propriety GelSite[TM technology designed to provide controlled release of peptide and protein-based drugs. Carrington's technology is protected by more than 126 patents in 26 countries. Select products are honored with the internationally coveted CE mark, recognized by more than 20 countries around the world. For more information, visit www.carringtonlabs.com.

 Certain statements in this release concerning Carrington and its subsidiary, Sabila Industrial, SA, may be forward-looking. Actual events will be dependent upon a number of factors and risks including, but not limited to: subsequent changes in plans by the Company's management; delays or problems in formulation, manufacturing, distribution, production and/or launch of new products; changes in domestic and international regulatory process; changes in market trends; changes in free trade zone regulations in Costa Rica; and a number of other factors and risks described from time to time in the Company's filings with the Securities & Exchange Commission, including the Form 10Q filed November 12, 2004.